2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contact: Dan Loh – (914) 701-8200

Atlas Air Worldwide Holdings, Inc.
Reports Record First-Quarter Earnings

Net Income Jumps 44% to $33.8 Million, $1.30 per Share;
Adjusted Net Income Soars 86% to $27.5 Million, $1.06 per Share

Record Results Driven by Business Transformation, Improved Demand, Tight Supply

Raising 2010 Outlook; Full-Year Adjusted Net Income
Expected to Exceed $4.00 per Share

Purchase, N.Y., May 5, 2010 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating solutions, today announced record first-quarter earnings that sharply exceeded previous record first-quarter earnings achieved in 2009.

Earnings for the quarter reflected strategic actions to transform the Company’s business, operating cost base, and fleet. Earnings were also driven by a continuing improvement in airfreight demand, a tight supply environment, and continued strength in military demand and commercial charter rates.

For the three months ended March 31, 2010, AAWW’s net income increased 44.5% to $33.8 million, or $1.30 per diluted share, on revenues of $295.2 million and pretax earnings of $53.9 million. Record earnings for the quarter compared with previous record first-quarter net income of $23.4 million, or $1.12 per share, on revenues of $244.5 million and pretax earnings of $38.5 million for the three months ended March 31, 2009.

Excluding one-time items, adjusted net income in the first quarter of 2010 increased 86.2% to $27.5 million, or $1.06 per diluted share, compared with $14.8 million, or $0.71 per diluted share, in the first quarter of 2009.

Pretax earnings in the first quarter of 2010 included a gain of $1.2 million on the disposal of aircraft assets as well as the receipt of an $8.8 million litigation settlement. Pretax earnings in the first quarter of 2009 included a $10.0 million fee for the effective early termination of a contract as well as gains of $2.7 million on the early extinguishment of debt and $1.0 million on the sale of aircraft assets.

“We are very pleased to report record first-quarter earnings for the second straight year,” said William J. Flynn, President and Chief Executive Officer of AAWW. “We’re using our industry-leading assets and operating solutions to deliver value to our customers, and have delivered consistently strong earnings over the past six quarters.

“The first quarter of 2010 has seen a continuation of the positive airfreight trends that began to develop in the second half of 2009 and that became more established during the fourth quarter of last year.

“Our ACMI customers continued to fly above their minimum contractual block-hour guarantees during the first quarter, which traditionally is a period when most ACMI customers fly below their minimum guarantees. In addition, AMC Charter demand remained strong due to the increase in U.S. military activity in Afghanistan. We have also seen an improvement in AMC Charter yields with the deployment of our 747-400 aircraft to meet this demand, particularly in connection with the movement of M-ATV vehicles. Commercial Charter rates also strengthened considerably compared with the first quarter of 2009, reflecting a tight supply of wide-body freighter aircraft amid an expanding demand for airfreight capacity.”

Mr. Flynn added: “Global airfreight demand is approaching its previous peak level in early 2008, led by the Asia-Pacific region, which is a key market for our ACMI customers and our Commercial Charter operations.

“Some capacity has returned to the market, but aging and inefficient parked aircraft are not being returned to the market in any significant way. We have also not seen a surge in new or converted aircraft entering the market, and we expect tightness in wide-body freighter capacity to continue throughout 2010.

“We expect earnings in 2010 and beyond to continue to benefit from the global scale and scope of our customer offerings and from the commercial and operating transformations that we are implementing.

“We expect to manage and operate a fleet of 22 747-400 freighters and six 747-200s through the remainder of this year. In addition, our Titan Aviation Leasing business acquired a Boeing 757-200 freighter in March that it has leased to a Chinese airline for a five-year term.

“We also plan to start outsourced CMI service using two customer-owned 747-400 passenger aircraft later this quarter, and to begin CMI flying for Boeing using four 747-400 Dreamlifter aircraft later this year. Additional fleet and earnings growth is expected with the delivery of our 12 next-generation 747-8 freighters beginning in early 2011.

“Based on encouraging trends in airfreight, strong demand in AMC Charter, positive comparisons in Commercial Charter market yields, and a continued economic recovery, we expect our full-year adjusted net income to exceed $4.00 per diluted share, an increase of more than 17% compared with our 2009 adjusted net income.”

Conference Call

Management will host a conference call to discuss AAWW’s first-quarter 2010 financial and operating results at 11:00 a.m. Eastern Time on Wednesday, May 5, 2010.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the first-quarter call) or at the following Web address:
        .

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through May 12 by dialing (800) 406-7325 (domestic) and (303) 590-3030 (international) and using Access Code 4291099#.

1Q10 Performance Factors Versus 1Q09

Revenues, operating expenses, and operating statistics in the first quarter of 2010 reflect the consolidation of Global Supply Systems Limited (GSS), for financial reporting purposes, that occurred on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting GSS since that date are included in ACMI operations rather than in the previously reported Dry Leasing segment.

Operating revenues totaled $295.2 million in the first quarter of 2010, an increase of $50.7 million, or 20.7%, compared with the year-earlier period, driven primarily by stronger military and commercial charter volumes and block-hour revenues.

Total block hours increased 21.5% (27,843 block hours versus 22,908) compared with the first quarter of 2009, while average operating aircraft rose 3.3% (27.8 compared with 26.9). Average utilization of operating aircraft totaled approximately 11.1 hours per aircraft per day during the quarter compared with 9.5 in the first quarter of 2009, reflecting a substantial increase in flying activity by ACMI, AMC Charter, and Commercial Charter customers compared with the first quarter of 2009.

In ACMI, revenues of $112.4 million decreased $2.6 million, or 2.3%, as an increase in block-hour volumes (19,421 versus 16,661) was offset by a reduction in average ACMI revenue per block hour ($5,788 versus $6,905). Higher block-hour volumes largely reflected the continuing improvement in airfreight demand during the quarter, which led ACMI customers to fly above contractual minimums during the period. Revenue per block hour during the quarter primarily reflected the effects of above-minimum flying by ACMI customers, in contrast with the first quarter of 2009, when below-minimum-guarantee flying by customers resulted in substantially higher average revenue per block hour.

For the quarter, an average of 16.8 aircraft (16.7 Boeing 747-400s and 0.1 Boeing 747-200) directly supported the Company’s ACMI operations, compared with an average of 16.4 aircraft (16.2 Boeing 747-400s and 0.2 Boeing 747-200) in the first quarter of 2009. Average ACMI aircraft in the first quarter of 2010 included three 747-400 aircraft flown by GSS that were reported as Dry Leasing aircraft in the first quarter of 2009, partially offset by the return of one 747-400 aircraft during the middle of the quarter by an ACMI customer whose contract had expired. The returned aircraft and three that were returned by ACMI customers toward the end of the first quarter of 2009 were profitably redeployed in high-yielding AMC Charter and Commercial Charter operations.

AMC Charter revenues of $121.6 million increased $41.0 million, or 50.9%, in the latest quarter, reflecting higher block-hour volumes and block-hour rates. Block-hour volumes increased 25.1% (5,498 block hours versus 4,396) due to an increase in flying related to U.S. military activity in Afghanistan. Block-hour rates increased 20.7% ($22,114 versus $18,329), reflecting the impact of a higher “pegged” fuel price paid by the U.S. military ($2.68 per gallon versus $2.40), as well as a premium rate for mission-specified 747-400 freighter aircraft.

In Commercial Charter, revenues of $56.7 million increased $31.6 million, or 126.4%, during the quarter. Revenues were driven by an increase in block-hour volumes (2,816 versus 1,804) and an increase in block-hour rates ($20,118 versus $13,873). Block-hour volumes primarily reflected charter demand generated by the deployment of 747-400 aircraft in Commercial Charter, 747-400 charter service to and from South America, and an increase in charters from Asia to the U.S. as return legs of one-way AMC missions. Block-hour rates during the quarter reflected a significant increase in demand for airfreight out of Asia and a tight supply in global wide-body freighter capacity.

Dry Leasing revenues of $1.4 million in the first quarter of 2010 were $9.4 million, or 87.2%, lower than in the first quarter of 2009, mainly due to a $10.8 million reduction related to the consolidation of GSS, partially offset by a $1.4 million increase from the leasing of engines and a 757-200SF acquired by Titan Aviation Leasing at the beginning of March 2010. The Company had no 747-400F aircraft on dry lease to third parties during the latest quarter compared with 3.0 747-400F aircraft dry leased to GSS in the first quarter of 2009.

Other revenues totaled $3.2 million in the first quarter of 2010 compared with $13.1 million in the first quarter of 2009. Other revenues are primarily related to management and administrative support services provided by the Company. In the first quarter of 2009, other revenues included the receipt of a $10.0 million fee related to the effective early termination of an ACMI contract for two aircraft that provided incremental express network service.

Operating Expenses

Operating expenses in the first quarter of 2010 totaled $247.1 million, an increase of $46.3 million, or 23.0%, compared with the same quarter in 2009, largely reflecting the increase in block-hour volumes and the consolidation of GSS, partly offset by Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $64.6 million increased 53.2%, or $22.4 million, during the quarter. Approximately $12.6 million of the increase was due to an increase in fuel gallons consumed and approximately $9.8 million related to higher fuel prices.

Labor expense of $61.4 million increased $8.7 million, or 16.5%, compared with the 2009 first quarter. Labor expense during the quarter reflected an additional $5.2 million for crew and ground staff costs, driven by higher block-hour volumes and increases in profit sharing and incentive compensation resulting from better performance against Company objectives, and $3.5 million related to the consolidation of GSS.

Ground handling and landing fees of $16.6 million during the quarter were $6.8 million, or 68.4%, higher than in the first quarter of 2009, primarily due to the improvement in AMC Charter and Commercial Charter block-hour volumes as well as flying to more costly locations.

Maintenance expense of $31.6 million increased $2.4 million, or 8.2%, during the quarter, primarily due to increases in line maintenance (in line with the increase in block-hour volumes) and heavy-airframe checks, partially offset by a decrease in engine overhaul activity. Included in these changes was a $4.8 million increase related to the consolidation of GSS.

During the quarter, there were five C Checks on 747-400 aircraft (versus three in the first quarter of 2009), one 747-400 D Check (versus one in the first quarter of 2009), and one 747-200 C Check (versus none in the first quarter of 2009). In addition, there were three engine overhaul events compared with six in the year-ago first quarter.

Travel expense of $7.6 million was $2.1 million, or 37.7%, higher than during the first quarter of 2009, reflecting $1.6 million of additional expense related to the increase in block-hour volumes and $0.5 million related to the consolidation of GSS.

Other operating expenses totaled $19.3 million during the quarter, an increase of $2.6 million, or 15.8%, primarily due to a $1.7 million increase in AMC commissions related to the increase in AMC Charter flying and $0.7 million related to the consolidation of GSS.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $3.1 million during the quarter, a decrease of $4.7 million, or 60.5%, compared with the first quarter of 2009, reflecting a higher level of interest income and a lower level of outstanding debt.

Results for the quarter also reflected a gain of $8.8 million related to the settlement of a lawsuit, compared with a gain of $2.7 million on the early extinguishment of debt in the first quarter of 2009.

Income Taxes

First-quarter results included an income tax expense of $20.3 million compared with an income tax expense of $15.1 million in the first quarter of 2009, resulting in an effective income tax rate of 37.6% versus 39.2%.

The effective income tax rates for the first quarters of 2010 and 2009 differed from the statutory rate primarily due to tax matters related to foreign subsidiaries, state income taxes, and the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At March 31, 2010, AAWW’s cash, cash equivalents and short-term investments totaled $562.5 million, compared with $636.3 million at December 31, 2009.

In February 2010, the Company purchased $100.1 million of debt securities as a long-term investment classified as held-to-maturity securities, bringing the total investment in such securities to $120.7 million. The debt securities represent investments in Pass-through Trust Certificates related to Enhanced Equipment Trust Certificates issued by the Company in 1998, 1999 and 2000.

Outstanding Debt

At March 31, 2010, AAWW’s balance sheet debt and capital lease obligations totaled $556.1 million, including the impact of $60.5 million of unamortized discount.

The face value of AAWW’s debt and capital lease obligations at March 31, 2010, totaled $616.6 million, compared with $627.3 million on December 31, 2009.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on asset sales and early termination of debt, totaled $94.1 million in the first quarter of 2010 compared with $88.4 million in the first quarter of 2009.

EBITDA, as adjusted for gains on asset sales and early termination of debt, totaled $56.0 million in the latest reporting period compared with $50.6 million in the first quarter of 2009.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; pending and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 24, 2010. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2010 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009
Operating Revenues
ACMI	$112,403	$115,051
AMC Charter	121,584	80,574
Commercial Charter	56,653	25,027
Dry Leasing	1,378	10,800
Other	3,214	13,055

Total Operating Revenues	295,232	244,507

Operating Expenses
Aircraft fuel	64,590	42,148
Salaries, wages and benefits	61,362	52,668
Aircraft rent	38,150	37,764
Maintenance, materials and repairs	31,617	29,226
Landing fees and other rent	11,709	7,559
Depreciation and amortization	9,079	7,919
Travel	7,615	5,530
Ground handling and airport fees	4,923	2,317
Gain on disposal of aircraft	(1,222)	(957)
Other	19,278	16,654

Total Operating Expenses	247,101	200,828

Operating Income	48,131	43,679

Non-Operating (Income) Expenses
Interest income	(3,906)	(842)
Interest expense	10,070	11,667
Capitalized interest	(3,089)	(3,037)
Gain on early termination of debt	—	(2,713)
Other (income) expense, net	(8,835)	145

Total Non-Operating (Income) Expenses	(5,760)	5,220
Income before income taxes	53,891	38,459
Income tax expense	20,280	15,074

Net Income	33,611	23,385
Less: Net loss attributable to non-controlling interest	(174)	—

Net Income Attributable to Common Stockholders	$33,785	$23,385

Income per share:
Basic	$1.32	$1.12

Diluted	$1.30	$1.12

Weighted average shares:
Basic	25,583	20,877

Diluted	25,892	20,885

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months	For the Three
	Ended	Months Ended
	March 31, 2010	March 31, 2009
Operating Revenues:
ACMI	$112,403	$115,051
AMC Charter	121,584	80,574
Commercial Charter	56,653	25,027
Dry Leasing	1,378	10,800
Other	3,214	13,055

Total Operating Revenues	$295,232	$244,507

Direct Contribution:
ACMI	$21,395	$25,864
AMC Charter	40,610	19,237
Commercial Charter	13,680	2,316
Dry Leasing	872	2,467

Total Direct Contribution for Reportable Segments	76,557	49,884
Add back (subtract):
Unallocated income and expenses	(23,888)	(15,095)
Gain on early extinguishment of debt	—	2,713
Gain on sale of aircraft	1,222	957

Income before Income Taxes	53,891	38,459

Add back (subtract):
Interest income	(3,906)	(842)
Interest expense	10,070	11,667
Capitalized interest	(3,089)	(3,037)
Gain on early extinguishment of debt	—	(2,713)
Other, net	(8,835)	145

Operating Income	$48,131	$43,679

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2010	March 31, 2009

Income before income taxes	$53,891	$38,459
Gain on disposal of aircraft	(1,222)	(957)

Pretax income before gain on disposal of aircraft	52,669	37,502
Interest expense, net	3,075	7,788
Gain on early termination of debt	—	(2,713)
Other non-operating (income) expenses	(8,835)	145

Operating income before non-operating items and gain on disposal of aircraft	46,909	42,722
Depreciation	9,079	7,919

EBITDA, as adjusted*	55,988	50,641
Aircraft rent	38,150	37,764

EBITDAR, as adjusted*	$94,138	$88,405

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, gain on the disposal of assets, and gain on the early retirement of debt, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, gain on the disposal of assets, and gain on the early retirement of debt, as applicable.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

For the Three Months Ended
March 31, 2010
Excluded			As
Actual		Items*	Adjusted

Income before income taxes	$53,891	$(9,972)	$43,919
Income tax expense	20,280	(3,690)	16,590

Net income	33,611	(6,282)	27,329
Less net loss attributable to
noncontrolling interests	(174)	—	(174)

Net income attributable to
Common Stockholders	$33,785	$(6,282)	$27,503
Income per share:
Basic	$1.32	$(0.25)	$1.07
Diluted	$1.30	$(0.24)	$1.06
* Excluded items: Litigation settlement received — $8,750; gain on disposal of aircraft — $1,222.
	For the Three Months Ended

	March 31, 2009

Excluded			As
Actual		Items*	Adjusted

Income before income taxes	$38,459	$(13,670)	$24,789
Income tax expense	15,074	(5,058)	10,016

Net income	$23,385	$(8,612)	$14,773
Less net loss attributable to
noncontrolling interests	—	—	—

Net income attributable to
Common Stockholders	$23,385	$(8,612)	$14,773
Income per share:
Basic	$1.12	$(0.41)	$0.71
Diluted	$1.12	$(0.41)	$0.71
* Excluded items: Contract termination fee — $10,000; gain on early extinguishment of debt – $2,713; gain on disposal of aircraft – $957.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

		For the Three
For the Three Months Ended March		Months Ended March
31, 2010		31, 2009	Percent Change

Fleet (average during the period)
Operating aircraft count (1)	27.8	26.9 3.3%
Block Hours
ACMI	19,421	16,661 16.6%
AMC Charter	5,498	4,396 25.1%
Commercial Charter	2,816	1,804 56.1%
All Other	108	47 129.8%

Total Block Hours	27,843	22,908 21.5%

Revenue Per Block Hour
ACMI	$5,788	$6,905 (16.2%)
AMC Charter	22,114	18,329 20.7%
Commercial Charter	20,118	13,873 45.0%
Fuel
AMC Charter:
Average fuel cost per gallon	$2.68	$2.40 11.7%
Fuel gallons consumed (000’s)	16,079	13,770 16.8%
Commercial Charter:
Average fuel cost per gallon	$2.23	$1.51 47.7%
Fuel gallons consumed (000’s)	9,620	6,022 59.7%
(1) Fleet excludes the following aircraft count that were dry leased or out of service:
Dry Leased	0.2	3.0 (93.3%)
Out of Service	0.2	1.8 (88.9%)